Exhibit 10.2

Ascendas IT Park (Chennai) Ltd.

Pinnacle, #01 – 07 & 08, 1st Floor

International Tech Park Chennai

Taramani Road, Chennai – 600 113

AGREEMENT FOR SERVICES

THIS AGREEMENT FOR SERVICES is made at Chennai this 22nd December, 2010.

BETWEEN

ASCENDAS IT PARK (CHENNAI) LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at Unit No.7 & 8, I Floor, International Tech Park Chennai, Taramani Road, Taramani, Chennai - 600 113 hereinafter referred to as the “AITPCL” (which expression shall unless excluded by or repugnant to the subject or context be deemed to mean and include its successors and assigns) of the ONE PART; represented by its Authorised Signatory Mr. V.V. Balaji;

AND

LIONBRIDGE TECHNOLOGIES PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at 6th Floor, Spectra Building, Hiranandani Business Park, Powai, Mumbai 400 076 hereinafter referred to as the “COMPANY” (which expression shall unless excluded by or repugnant to the subject or context mean and include its successors and permitted assigns) of the OTHER PART represented by its Authorised Signatory Mr Sarath Chandra Divella.

WITNESSES AS FOLLOWS AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	WHEREAS AITPCL has constructed a building known as “International Tech Park, Chennai” (ITPC / said building) for information technology related businesses and/ or IT enabled services and other related services and amenities.

2.

WHEREAS AITPCL and the Company have on this day executed a Lease Deed (“Deed”) in respect of premises bearing unit no.#7 – 01, on the 7th floor measuring 25,720 sqft of super built up area in ITPC which is more fully described in Schedule A and hereinafter referred to as “Unit” developed by AITPCL.

3.	WHEREAS the Company is aware that there are several amenities and facilities that are being provided and maintained by AITPCL in ITPC.

4.	WHEREAS the Company has been made aware that in the scheme of development of ITPC the maintenance of the buildings and the amenities would be done by AITPCL. The Company is desirous that the maintenance of the services in ITPC shall be carried out by AITPCL and the Company has agreed to retain AITPCL for all the services hereinafter provided, as long as AITPCL is the provider of such services in ITPC.

5.	WHEREAS the parties hereto are desirous of setting out the terms and conditions agreed between them with regards to the services to be provided by AITPCL.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

That in pursuance of the foregoing and in consideration of the charges hereby reserved and the mutual covenants of parties, AITPCL hereby agrees to provide the services as set out herein and the Company hereby agrees to pay the charges without default, delay or demand for the Unit as long as it continues to be in occupation of the said Unit, subject to the following terms and conditions:-

1.	SERVICES

1.1	AITPCL shall provide the services set out in Schedule B on the various terms and conditions set out herein.

2.	CHARGES

2.1

The Company shall pay an operations and maintenance charge of Rs. 7.20/- (Rupees Seven and twenty paise only) per square foot per month of the super built up area of the Unit from 26th January, 2011 which is subject to change (“Operations and Maintenance Charges”). The said operations and maintenance charge will include maintenance for toilets (excepting replenishment of consumables such as soaps, toilet papers etc) common areas, lifts, security, generators, AHU, Chillers etc. In the event of any increase in the Operations and Maintenance Charges, the Company shall pay the increased amount only from the date of increase provided that AITPCL has given at least 30 days prior notice of the proposed increase in the Operation and Maintenance Charges to the Company and further provided that such increase is on the same basis for all occupants of the said building.

2.2	The Company will be able to draw power upto 60 VA / sqm for their lighting, power and other systems. The Company shall pay the necessary charges towards electricity charges, additional power charges, aircon charges and any such related charges (whichever applicable). AITPCL shall provide 100% power back up to the Unit.

2.3	The Company shall reimburse AITPCL for any documented legal or administrative charges associated with the documentation and co-ordination of the registration of the Deed at the Office of the Sub-Registrar upto a maximum amount of Rs. 20,000/- (Rupees Twenty thousand only) towards legal administrative charges. This is payable towards documentation and co-ordination of the registration of the Deed at the Office of the Sub-Registrar.

2.4	If payment by the Company is not made within 15 days of the due date after receipt of a written reminder notice from AITPCL, AITPCL shall be entitled to charge interest 1.5% per month on delayed payments from the date the amount was payable until the date of payment in full.

2.5	The Operations and Maintenance Charges shall be paid every month in advance on or before the fifth calendar day of every month for which it is due without any deductions, default or demands. All payments shall be made subject to any TDS requirements.

2.6	AITPCL shall continue to provide the above services subject to acts of God, force majeure events, policies, notices and any other action or inaction by governmental and regulatory authorities or unforseen circumstances. In the event of any interruption of any of the services for any of these reason AITPCL shall be under no liability to pay any amount on account of damages, loss of profits, compensation, costs or otherwise to the Company.

2.7	In case there shall be maintenance of any service which requires shutting down of such services, then adequate notice to the Company as far as possible shall be given by AITPCL and AITPCL shall make arrangements for alternate supply of this service at no additional cost to the Company in the event the services are shut for more than six hours for electrical and twelve hours for aircon services except in force majeure conditions and during major preventive maintenance of aircon system once in three years which entails service outage of three days.

2.8	The Company shall bear all applicable taxes (including sales tax, lease tax and service tax etc, as applicable) which may from time to time be imposed or charged before, on or after the commencement of this Agreement (including any subsequent revisions thereto) by the relevant governmental and regulatory authorities in respect of this Agreement and on the Operations and Maintenance Charges or any other sums due under this Agreement.

2.9	AITPCL shall provide 257 access cards to the Lessee at free of cost which will allow 24x7 access into the said building and the Unit.

2.10	The Company is required to ensure that vehicles are not parked continuously for more than 48 hours. In the event of the allocated slot being used continuously for 48 hours, the Company shall intimate AITPCL the reason for such parking. The Company shall however ensure that their employees shall not park their vehicle, while they are on leave or on official travel to other locations. The Company shall inform AITPCL in writing the details of such employees who have resigned from their services and return the vehicle passes. The Company shall give a list of vehicle numbers being parked in the allocated parking slots.

3.	DURATION:

3.1	Subject to clause 6, the duration of this Agreement and the provision of the Services shall be for such period as the Company continues to be in occupation of the Unit.

4.	USE OF THE CAR PARKING FACILITY:

4.1	Subject to the payments and other terms and conditions set out in the Occupants Guideline Manual (OGM) provided by AITPCL, the Company shall be permitted to use the parking facility.

4.2	The parking allocation would be as follows:

Car Parks: 1 no.s for every 1,000 sq ft SBA @ Rs 1,500 per parking lot per month, i.e., 26 nos.

2-Wheeler Parks: 1 no.s for every 1,000 sq ft SBA @ Rs 150 per month per parking lot i.e., 26 nos.

Any change in the location of the parking slots allotted to the Company shall be intimated well in advance to the Company and any such change shall have no bearing on the number of parking slots already allotted herein under Allocation of additional lots shall be subject to availability and AITPCL’s prevailing policies and there may or may not be reserved/numbered slots.

4.3	The car park and the allocated parking lots can only be used for parking vehicles and related use. The Company shall not use it for any other purpose. In particular, the Company shall not damage or put up any structures, walls or partitions normal wear and tear excepted.

4.4	The Company shall not part with possession of the allocated parking lot or permit the use thereof by any third person without the prior written permission of AITPCL.

4.5	If any of the allocated parking lots have been reserved by AITPCL for the Company’s exclusive use then on termination of this Agreement, the Company shall hand over the allocated parking lots to AITPCL in the condition in which they were given subject to natural wear and tear.

5.	BYE-LAWS

5.1	The Company agrees that it shall always observe and perform and abide by all the rules, regulations and guidelines of AITPCL prescribed in various documents issued by AITPCL for the effective management, control and maintenance of ITPC, including those pertaining to parking and access arrangements and display of parking discs and labels.

6.	TERMINATION:

6.1	This Agreement is complementary to the Deed and shall remain co-terminus with the Deed. This Agreement shall terminate automatically upon termination of the Company’s interest in the Deed.

6.2	AITPCL shall be entitled to terminate this Agreement in the event the Company commits any breach of the terms of this Agreement which is not cured within 15 days of a written notice. The liability to pay interest on delayed payments shall not affect AITPCL’s right to terminate this Agreement or any other right which may accrue to AITPCL as a result of such breach by the Company, including the right to claim damages. A failure by the Company to make payment of amounts hereunder will be considered as breach of this Agreement and the consequences provided upon such breach shall follow.

6.3	In the event, the charges and any other amounts payable as provided herein and any increase therein shall be in arrears for the period of 15 days after becoming due and after a written notice in respect thereof being sent to the Company, it shall be lawful for AITPCL at any time thereafter to stop the provision of services without prejudice to the other legal rights of AITPCL in respect of the breach of any of the terms and conditions herein.

6.4	If payment of any amount is not received within 15 days of the invoice, AITPCL shall be entitled to exercise the aforesaid right of termination or stoppage of services after it has given a notice in writing to the Company to pay the amounts payable and the failure by the Company to do so within 15 days from the date of such notice.

7.	ARBITRATION

7.1	All disputes and differences whatsoever, which shall at any time hereafter (whether during the continuance of this Agreement or upon or after its discharge or determination) arise between the parties hereto in respect of, concerning, touching or arising out of this Agreement shall be referred to the arbitration of a sole arbitrator if the parties can agree upon one and failing that, the disputes shall be referred to an arbitrator to be selected by the Company out of a panel of three names submitted by AITPCL.

7.2	The arbitration shall be conducted in accordance with and subject to the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modification or re-enactment thereof for the time being in force. The arbitration shall be held at Chennai.

8.	INDEMNITY AND INSURANCE

8.1	The Company shall be liable against any loss or damage caused to any third party including AITPCL as a result of any act or omission by the Company and the Company hereby indemnifies AITPCL against all claims made as a result of such act or omission by the Company.

8.2	The Company shall not do or suffer to be done on or in the Unit or the building or ITPC anything whereby any insurances of the Unit, the building or other buildings in the ITPC or any part thereof may be rendered void or voidable or whereby the premium thereon may be increased and to repay to AITPCL on demand all sums paid by AITPCL by way of increased premium and all expenses incurred by AITPCL in connection with insurance rendered necessary by a breach or non-observance of this covenant without prejudice to any other rights and remedies available to AITPCL.

8.3	The Company under all circumstances fully and effectually and effectively indemnifies AITPCL against any and all claims, losses, injuries, liabilities, costs, expenses, damages, actions or proceedings whatsoever which may be made or taken against AITPCL by any person or which may be suffered by AITPCL arising out of any action or non action, accident or otherwise, or by any reason of the Company’s operations or use of the unit or use of the facilities.

9.	ASSIGNMENT

The Company agrees that AITPCL can assign the services fully or in part to any of its associate/ group company as long as the Company’s rights under this Agreement are not adversely affected in any manner.

10.	NOTICES:

10.1	All notices, to be served on either of the parties as contemplated by these presents and the Bye laws shall be deemed to have been duly served if sent to the party, by Registered Post A.D./Under Certificate of Posting/Facsimile/hand-delivery at the respective addresses specified below:-

The Company:

Lionbridge Technologies Private Limited

6th Floor, Spectra Building,

Hiranandani Business Park,

Powai, Mumbai 400 076

AITPCL:

Ascendas IT Park (Chennai) Limited,

Unit No.7 & 8,

I Floor, International Tech Park Chennai,

Taramani Road,

Taramani, Chennai - 600 113

11.	GOVERNING LAW:

11.1	This Agreement shall in all respects be governed by the laws of India.

SCHEDULE A

The premises bearing Unit No. #7 -01 on the 7th floor measuring approximately 25,720 square feet of super built up area in the multi-storey building known as “International Tech Park, Chennai” situated at Taramani CSIR Road, Chennai, Tamilnadu

SCHEDULE B

SERVICES

1.	Maintenance of Mechanical & Electrical Services

2.	Maintenance of lifts

3.	Fire Guards / Fire evacuation process

4.	Security for the building and property for common area

5.	Plumbing and Sanitary

6.	Waste Management

7.	Facade Cleaning & Maintenance

8.	House Keeping for common area

9.	Air Conditioning and Lighting for common areas

10.	Landscape maintenance

11.	Pest Control

12.	Car Parking Management

13.	Domestic Water Supply

IN WITNESS WHEREOF the Parties have entered into this Agreement on the date hereinbefore indicated.

EXECUTION BY AITPCL

) ) ) ) )	Ascendas IT Park (Chennai) Ltd. Illegible signature

EXECUTION BY THE COMPANY

) ) ) ) )	Lionbridge Technologies Pvt. Ltd. D. Sarath Chandra

WITNESSES:

1.	Venkatesh Iyer

2.